Registration No. 333-181491

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLEGHENY TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1792394
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Six PPG Place

Pittsburgh, Pennsylvania 15222-5479

(Address of principal executive offices)

ALLEGHENY TECHNOLOGIES INCORPORATED

2007 INCENTIVE PLAN

(Full title of the plan)

Elliot S. Davis

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, Pennsylvania 15222-5479

(Name and address of agent for service)

(412) 394-2800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Allegheny Technologies Incorporated, a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-8 on May 17, 2012 (SEC File No. 333-181491) (the “Registration Statement”) to register, under the Securities Act of 1933, as amended, an aggregate of 2,500,000 shares of the Registrant’s Common Stock, par value $.10 per share (“Common Stock”), issuable under the Allegheny Technologies Incorporated 2007 Incentive Plan (the “2007 Plan”). Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement deregisters 855,590 shares of the Registrant’s Common Stock which are reserved but unissued under the 2007 Plan as of May 1, 2015 (the “Effective Date”) and which are not subject to outstanding awards under the 2007 Plan as of such date (the “Carried Forward Shares”).

On the Effective Date, the stockholders of the Registrant approved the Allegheny Technologies 2015 Incentive Plan (the “2015 Plan”), and the 2015 Plan became effective as of the Effective Date. Pursuant to the terms of the 2015 Plan, no further awards will be made under the 2007 Plan on or after the Effective Date, but awards previously granted under the 2007 Plan will not be affected by the adoption of the 2015 Plan. Substantially concurrently with the filing of this Amendment, the Registrant is filing a separate Registration Statement on Form S-8 (the “New Registration Statement”), which registers the offering and sale of 3,500,000 shares of the Registrant’s Common Stock, which amount includes the Carried Forward Shares, under the 2015 Plan. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $3,710 previously paid at the time of the filing of the Registration Statement with respect to the Carried Forward Shares is being carried forward and applied to the registration fee payable in connection with the registration of shares of the Registrant’s Common Stock pursuant to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 1st day of May, 2015.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Richard J. Harshman
Richard J. Harshman
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Patrick J. DeCourcy, Elliot S. Davis and Marissa P. Earnest, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

SIGNATURE	TITLE	DATE

/s/ Richard J. Harshman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 1, 2015
Richard J. Harshman

/s/ Patrick J. DeCourcy	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 1, 2015
Patrick J. DeCourcy

/s/ Karl D. Schwartz	Controller and Chief Accounting Officer (Principal Accounting Officer)	May 1, 2015
Karl D. Schwartz

/s/ Carolyn Corvi	Director	May 1, 2015
Carolyn Corvi

/s/ Diane C. Creel	Director	May 1, 2015
Diane C. Creel

/s/ James C. Diggs	Director	May 1, 2015
James C. Diggs

/s/ J. Brett Harvey	Director	May 1, 2015
J. Brett Harvey

/s/ Barbara S. Jeremiah	Director	May 1, 2015
Barbara S. Jeremiah

/s/ David J. Morehouse	Director	May 1, 2015
David J. Morehouse

/s/ John R. Pipski	Director	May 1, 2015
John R. Pipski

/s/ James E. Rohr	Director	May 1, 2015
James E. Rohr

/s/ Louis J. Thomas	Director	May 1, 2015
Louis J. Thomas

/s/ John D. Turner	Director	May 1, 2015
John D. Turner